Exhibit 99.1

CTG Reports 2017 Third Quarter Results

Recently Awarded Two-Year Contract Extension with Largest Client;

Continued Significant Stock Buyback and Expanded Program to $20 Million;

Year-over-Year Growth in Europe for Seventh Consecutive Quarter

BUFFALO, N.Y., October 24, 2017 – CTG (NASDAQ: CTG), an information technology (IT) solutions and services company, today announced its financial results for the third quarter ended September 29, 2017.

Third Quarter Financial Results

•	Revenue was $74.0 million, down 5.2% from $78.1 million in the third quarter of 2016

•	Revenue excluding three largest clients grew 6.7% year-over-year

•	GAAP net income was $40,000, or $0.00 per diluted share, which reflects a $0.05 per diluted share unexpected increase in employee medical costs incurred under CTG’s self-insured healthcare plan

•	Non-GAAP earnings were $0.05 per diluted share, excluding the increased medical costs, meeting the midpoint of guidance

•	Revenue in Europe increased 13% year-over-year, excluding favorable currency translation

•	GAAP operating margin was 0.6%. Non-GAAP operating margin was 2.2%, excluding the medical costs.

Third Quarter and Recent Business Highlights – Increased Traction for Growth, Profitability, and Increased Shareholder Value

•	Awarded a two-year extension on existing services contract with largest staffing client

•	Converting sales pipeline to revenue by:

•	Finalized new contract with a large public university system

•	Expands client base into new end-market

•	Initial revenue contribution expected in fourth quarter of 2017; more meaningful revenue expected in 2018

•	Secured global IT services contract with a large, existing client that has the potential to significantly expand North American footprint in 2018

•	Further strengthened sales organization in both staffing and healthcare

•	Appointed accomplished sales executive to lead North American healthcare expansion

•	Targeting executive sales leader to enhance business development culture

•	Expanding sales teams in geographies where CTG has strong existing market presence

Third Quarter and Recent Capital Allocation

•	Returned significant capital to CTG shareholders by repurchasing 276,000 shares during the quarter, amounting to $1.5 million of share value ($4.9 million of share value in the aggregate returned to shareholders year-to-date through October 23, 2017; $6.1 million since the start of the program in November 2016)

•	CTG’s Board approved a $10 million addition to the stock repurchase program to bring the authorization to $20 million in total. The remaining value of the shares authorized for repurchase under the expanded program was approximately $13.9 million as of October 23, 2017.

Continued Actions in 2017 to Foster Growth and Profitability

•	Formalized a definitive three-year strategic plan for growth, which gained traction in the third quarter with new contract wins

•	Further aligned non-employee director compensation with shareholder value by terminating all cash compensation; director compensation going forward will be 100% in CTG shares and linked completely to shareholder value

•	Implemented innovative equity-based compensation program to directly align the executive leadership team with shareholders

•	Added a new Board member with extensive IT Services experience

CEO Comments on Financial Results and Progress on Strategic Growth Initiatives

CTG Chief Executive Officer, Bud Crumlish, commented, “Our third quarter financial results were impacted by a combination of ongoing soft demand at our largest staffing clients as well as unusually high medical costs related to a significant increase in critical illness claims and higher overall utilization of the Company’s self-insured plan. These medical costs were well above historical averages and our internal forecast, and we don’t believe they are indicative of our recurring core operating costs. Without these additional medical costs, we met the mid-point of our earnings guidance of $0.05 in the third quarter. Despite the client-specific headwinds, we are confident in the strength of our relationships with these respective accounts and believe the overall market environment remains favorable as demonstrated by our new contract wins. In fact, we are pleased to announce that we recently signed a two-year contract extension on the existing business we provide to our largest staffing client. Revenue from this contract has historically been in excess of $70 million annually.”

Mr. Crumlish continued, “We made meaningful progress transforming the sales pipeline into future revenue by successfully converting multiple large opportunities into signed contracts with both existing and new clients, demonstrating our business expansion initiatives. We finalized a services contract with a large public university system that has the potential to become a significant client in 2018. We also signed a global IT services contract with an existing client that has the potential to greatly expand our North American footprint in 2018. We have begun to see incremental contributions from previously secured new business, as shown by a 6.7% year-over-year increase in revenue, excluding our three largest clients, as well as a 13% year-over-year revenue increase from our business in Europe. Europe continues to be a success story as this was the seventh consecutive quarter of year-over-year revenue growth.”

Mr. Crumlish concluded, “I am encouraged by the tangible evidence of progress in support of our strategic growth initiatives, even though the initial revenue contributions from our expanding business efforts have not yet offset the prolonged softness in our largest staffing clients. Our pipeline is one of the strongest that we have seen in the Company’s recent history, and as a result we are increasingly better positioned to drive growth through a series of more diversified revenue streams. We remain resilient in executing on our strategic plan and are confident these actions will result in future growth, increased profitability and ultimately the achievement of our long-term targets.”

Consolidated Third Quarter Results

Revenue in the third quarter ending September 29, 2017 was $74.0 million, compared with $75.5 million in the second quarter of 2017 and $78.1 million in the third quarter of 2016. The decline in revenue primarily reflects reduced demand from the largest staffing clients. Foreign currency translation benefited revenue in the third quarter by approximately $1.0 million, compared with a negative impact of $0.6 million in the second quarter of 2017 and a negative impact of $0.1 million in the third quarter of 2016.

Direct costs in the third quarter were $61.0 million, or 82.4% of revenue, compared with $61.9 million, or 81.9% of revenue, in the second quarter of 2017 and $64.2 million, or 82.2% of revenue, in the year-ago third quarter. In the third quarter of 2017, CTG incurred a significant and unexpected increase in costs associated with the Company’s self-insured medical plan. The additional expenses for the quarter were well above historical averages and internal forecasts, amounting to approximately $1.2 million, or $0.05 per share. These elevated medical expenses are believed to be non-recurring and not indicative of the Company’s core operating costs. On a per employee basis, medical costs in the third quarter were approximately 25% higher than the second quarter of 2017 and more than 50% higher than the third quarter of 2016. Direct costs in the second quarter of 2017 included $0.4 million in severance-related charges.

SG&A expense in the third quarter of 2017 was $12.6 million, compared with $12.9 million in the second quarter of 2017 and $14.6 million in the third quarter of 2016. SG&A expense in the second quarter of 2017 included $0.4 million in severance-related charges and in the third quarter of 2016 included $1.5 million in severance-related charges.

GAAP operating income in the third quarter of 2017 was $0.4 million, or 0.6% of revenue. Non-GAAP operating income was $1.6 million, or 2.2% of revenue, excluding the $1.2 million of additional medical costs. GAAP operating income in the second quarter 2017 was $0.7 million, or 0.9% of revenue, and included $0.8 million in severance-related charges. GAAP operating loss in the third quarter of 2016 was ($16.5) million, which included a non-cash goodwill impairment charge of $15.8 million and $1.5 million in severance-related charges.

CTG’s effective income tax rate in the third quarter was 86.6%, compared with a benefit of 1.3% in the third quarter of 2016. The effective rate was significantly higher in the quarter due to lower taxable income, and a change required by GAAP in the accounting for unusable tax benefits from equity-based compensation. The tax rate in the third quarter of 2016 benefited from the non-cash goodwill impairment charge.

GAAP net income in the third quarter of 2017 was $40,000, or $0.00 per diluted share. Non-GAAP net income was $0.7 million, or $0.05 per diluted share, which excluded, net of tax, $0.7 million of increased medical costs. GAAP net income in the second quarter of 2017 was $434,000, or $0.03 per diluted share, and included $0.6 million, or $0.03 per diluted share, in severance-related charges. GAAP net loss in the third quarter of 2016 was $(16.2) million, or $(1.03) per share, and included the non-cash goodwill impairment charge of $15.8 million and severance-related charges of $1.0 million.

Reconciliation of GAAP to Non-GAAP Information

The Company has referenced non-GAAP information in this news release. The Company believes that the use of non-GAAP financial information provides useful information to investors and management to gain an overall understanding of its current financial performance and prospects. In addition, non-GAAP financial measures are used by management for forecasting and facilitating ongoing operating decisions, as well as measuring the Company’s overall performance. The Company believes that these non-GAAP measures align closely to its internal measurement processes and are reflective of the Company’s core operating results.

Specifically, the non-GAAP information for the third quarter of 2017 as presented excludes unexpected additional medical costs under the Company’s self-insured medical plan that the Company believes are not indicative of its core operating results. The non-GAAP information for the 2017 year-to-date period through September 29, 2017 excludes the medical costs and severance-related charges incurred in the second quarter of 2017. The reconciliation of GAAP to non-GAAP information for the third quarter ended September 29, 2017 is as follows:

(in Millions, except EPS)	Operating Income	Operating Margin	Net Income	Diluted EPS
GAAP results	$0.4	0.6%	$0.0	$0.00
Additional medical costs	1.2	1.6%	0.7	0.05

Non-GAAP results	$1.6	2.2%	$0.7	$0.05

The reconciliation of GAAP to non-GAAP information for the 2017 year-to-date period through September 29, 2017 includes:

(in Millions, except EPS)	Operating Income	Operating Margin	Net Income	Diluted EPS
GAAP results	$2.4	1.1%	$1.2	$0.08
Severance-related charges	0.8	0.3%	0.5	0.03
Additional medical costs	1.2	0.5%	0.7	0.05

Non-GAAP results	$4.4	1.9%	$2.4	$0.16

Balance Sheet

Cash and short-term investments at September 29, 2017 were $11.4 million, and the Company had no long-term debt. Days sales outstanding were 82 days in the third quarter of 2017, compared with 86 days in the third quarter of 2016. As of September 29, 2017, the cash surrender value of the Company’s life insurance policies covering former employees was $30.6 million.

Share Repurchase Program

During the third quarter, the Company repurchased 276,000 CTG shares at an average price of $5.42 per share, or approximately $1.5 million. Since the announcement of the share repurchase program in November 2016 and through October 23, 2017, the Company repurchased 1.2 million shares at an average price of $5.02 per share. In October 2017 the Board increased the share repurchase authorization by $10 million. As of October 23, 2017, the Company had $13.9 million remaining under its share repurchase authorization.

Guidance and Outlook

CTG expects total revenue for the fourth quarter of 2017 to range between $72.0 and $75.0 million with the operating margin expected to be between 1.8% and 2.2%. Net income is expected to be between $0.05 and $0.07 per diluted share. There are 63 billing days in both the 2017 and 2016 fourth quarters.

For the 2017 full year, CTG expects revenue to range between $298.5 and $301.5 million with the operating margin estimated to be 1.3%. GAAP net income for the full year is expected to be between $0.13 and $0.15 per diluted share. Non-GAAP operating margin is estimated to be 2.0%, while non-GAAP net income is expected to range between $0.21 and $0.23 per diluted share.

John M. Laubacker, CTG’s Chief Financial Officer, commented, “Our revised full-year revenue guidance reflects the continued soft demand from several of our large staffing clients. The impact of higher medical-related costs will exceed the progress from our diligent cost management initiatives during the second half of this year. However, we remain encouraged by the additional business we have landed to-date, which converts our sales pipeline to future revenue and will increasingly begin contributing to our results in future quarters. Combined with further expected progress on what is still a very healthy pipeline of new clients and projects, we believe we are well positioned to achieve revenue growth and increased profitability in 2018.”

Conference Call and Webcast

CTG will hold a conference call today at 8:30 a.m. Eastern Time to discuss its financial results and business outlook. To access CTG’s conference call via telephone, dial 1-800-553-5260 by 8:20 a.m. Eastern Time and ask for the CTG conference call. The call will also be webcast from CTG’s website at http://www.ctg.com.

A replay of the call will be available between 10:30 a.m. Eastern Time October 24, 2017, and 11:59 p.m. Eastern Time October 27, 2017, by dialing 1-800-475-6701 and entering conference ID 403938. The webcast will be archived on CTG’s website in the events and presentations section for approximately 90 days following completion of the conference call.

About CTG

CTG (NASDAQ: CTG) provides industry-specific IT services and solutions that address the business needs and challenges of clients in high-growth industries in North America and Western Europe. CTG also provides strategic staffing services for major technology companies and large corporations. Backed by more than 50 years of experience and proprietary methodologies, CTG has a proven track record of reliably delivering high-value, industry-specific staffing services and solutions to its clients. CTG has operations in North America, Western Europe, and India. The Company regularly posts news and other important information online at www.ctg.com.

Safe Harbor Statement

This document contains certain forward-looking statements concerning the Company’s current expectations as to future growth, financial outlook, business strategy and performance expectations for 2017 and three-year performance targets, a share repurchase program, and statements related to cost control, new business opportunities, financial performance, market demand, and other attributes of the Company. These statements are based upon the Company’s expectations and assumptions, a review of industry reports, current business conditions in the areas where the Company does business, feedback from existing and potential new clients, a review of current and proposed legislation and governmental regulations that may affect the Company and/or its clients, and other future events or circumstances. Actual results could differ materially from the outlook guidance, expectations, and other forward-looking statements as a result of a number of factors, including among others, the availability to the Company of qualified professional staff, domestic and foreign industry competition for clients and talent, increased bargaining power of large clients, the Company’s ability to protect confidential client data, the partial or complete loss of the revenue the Company generates from International Business Machines Corporation (IBM) and/or SDI International (SDI), the uncertainty of clients’ implementations of cost reduction projects, the effect of healthcare reform and initiatives, the mix of work between staffing and solutions, currency exchange risks, risks associated with operating in foreign jurisdictions, renegotiations, nullification, or breaches of contracts with clients, vendors, subcontractors or other parties, the change in valuation of capitalized software balances, the impact of current and future laws and government regulation, as well as repeal or modification of such, affecting the information technology (IT) solutions and staffing industry, taxes and the Company’s operations in particular, industry and economic conditions, including fluctuations in demand for IT services, consolidation among the Company’s competitors or clients, the need to supplement or change our IT services in response to new offerings in the industry or changes in client requirements for IT products and solutions and other factors that involve risk and uncertainty including those listed in the Company’s reports filed with the Securities and Exchange Commission as of the date of this document. Such forward-looking statements should be read in conjunction with the Company’s disclosures set forth in the Company’s 2016 Form 10-K, which is incorporated by reference, and other reports that may be filed from time to time with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.

Investors and Media:

John M. Laubacker, Chief Financial Officer

(716) 887-7368

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Statements of Operations

(Unaudited)

(amounts in thousands except per share data)

	For the Quarter Ended		For the Three Quarters Ended
	Sept. 29,	Sept. 30,	Sept. 29,	Sept. 30,
	2017	2016	2017	2016
Revenue	$74,039	$78,065	$226,566	$247,401
Direct costs	61,010	64,193	185,651	203,072
Selling, general and administrative expenses	12,619	14,567	38,482	42,060
Goodwill impairment charge	—	15,785	—	37,329

Operating income (loss)	410	(16,480)	2,433	(35,060)
Other income (expense), net	(111)	77	(207)	(82)

Income (loss) before income taxes	299	(16,403)	2,226	(35,142)
Provision (benefit) for income taxes	259	(220)	1,001	639

Net income (loss)	$40	$(16,183)	$1,225	$(35,781)

Net income (loss) per share:
Basic	$0.00	$(1.03)	$0.08	$(2.30)

Diluted	$0.00	$(1.03)	$0.08	$(2.30)

Weighted average shares outstanding:
Basic	15,013	15,649	15,150	15,586
Diluted	15,316	15,649	15,408	15,586
Cash dividend declared per share	$—	$0.06	$—	$0.18

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Balance Sheets

(Unaudited)

(amounts in thousands)

	Sept. 29,	December 31,	Sept. 30,
	2017	2016	2016
Current Assets:
Cash and cash equivalents	$11,446	$9,407	$9,785
Accounts receivable, net	66,409	71,355	73,533
Other current assets	3,184	2,010	3,413

Total current assets	81,039	82,772	86,731
Property and equipment, net	6,236	5,863	6,095
Other assets	38,922	38,280	36,756

Total Assets	$126,197	$126,915	$129,582

Current Liabilities:
Accounts payable	$6,307	$6,973	$6,004
Dividend payable	—	—	952
Accrued compensation	21,548	17,365	23,828
Other current liabilities	5,961	5,573	5,331

Total current liabilities	33,816	29,911	36,115
Long-term debt	—	4,725	500
Other liabilities	14,058	13,460	12,109
Shareholders’ equity	78,323	78,819	80,858

Total Liabilities and Shareholders’ Equity	$126,197	$126,915	$129,582

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(amounts in thousands)

	For the Three
	Quarters Ended
	Sept. 29,	Sept. 30,
	2017	2016
Net income (loss)	$1,225	$(35,781)
Depreciation and amortization expense	1,152	1,267
Equity-based compensation expense	782	1,322
Goodwill impairment charge	—	37,329
Other operating items	8,138	33

Net cash provided by operating activities	11,297	4,170
Net cash used in investing activities	(1,393)	(1,624)
Net cash used in financing activities	(8,905)	(3,730)
Effect of exchange rates on cash and cash equivalents	1,040	168

Net increase (decrease) in cash and cash equivalents	2,039	(1,016)
Cash and cash equivalents at beginning of period	9,407	10,801

Cash and cash equivalents at end of period	$11,446	$9,785

COMPUTER TASK GROUP, INCORPORATED (CTG)

Other Financial Information

(Unaudited)

(amounts in thousands except days data)

	For the Quarter Ended				For the Three Quarters Ended
	Sept. 29,		Sept. 30,		Sept. 29,		Sept. 30,
	2017		2016		2017		2016
Revenue by Service
IT Solutions	$21,895	30%	$22,118	28%	$67,563	30%	$72,781	29%
IT Staffing	52,144	70%	55,947	72%	159,003	70%	174,620	71%

Total	$74,039	100%	$78,065	100%	$226,566	100%	$247,401	100%

Revenue by Vertical Market

Technology Service Providers	33%		36%		33%		35%
Manufacturing	24%		25%		25%		24%
Healthcare	17%		17%		17%		18%
General Markets	12%		9%		11%		9%
Financial Services	9%		8%		9%		8%
Diversified Industrials	5%		5%		5%		6%

Total	100%		100%		100%		100%

Revenue by Location

North America	$54,082	73%	$61,282	79%	$168,561	74%	$194,649	79%
Europe	19,957	27%	16,783	21%	58,005	26%	52,752	21%

Total	$74,039	100%	$78,065	100%	$226,566	100%	$247,401	100%

Foreign Currency Impact on Revenue

Europe	$963		$(95)		$(454)		$(215)

Billable Travel Included in Revenue and Direct Costs

Billable Travel	$805		$920		$2,527		$3,164

Cash at End of Period	$11,446		$9,785

Cash provided by in Oper.	$4,281		$4,365		$11,297		$4,170

Long-term Debt Balance	$—		$500

Billable Days in Period	63		63		191		192

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CTG news releases are available on the Web at www.ctg.com.